Exhibit 14.2



                                 Code of Ethics


IntegraMed is committed to the highest standards of ethical business conduct. These standards reflect our core values. We believe that adherence to these standards ensures our long-term success.

Regardless of their positions with the Company or their locations, we expect the business behavior of all IntegraMed Representatives to conform to these statements:

o    We provide quality products and services.
o    We are sensitive to all forms of conflict of interest.
o Our business practices are in accordance with our standards and we hold our outside consultants and representatives to the same high standards.
o    We handle company assets prudently.
o    Our communications and records are accurate, complete and timely.
o    We  ensure  that  all  company   operations   and  products  are  safe  and
     environmentally sound. Our Code of Ethics can also be expressed in these commitments to the stakeholders we serve:

Our Providers

Unless we consistently fulfill our customers' needs, we cannot serve any of our other stakeholders. Thus, we are committed to providing high quality products and services leveraging our deep expertise and commitment to improved practice performance by providing the best value-specific offerings and an overall long-term relationship. We are forthright and honest in our communications and transactions with our Providers.

Our Consumers

We are committed to providing the products and services needed to make obtaining care easier and more affordable for consumers.

Our Shareholders

We are committed to providing a superior return to our shareholders. We are also committed to protecting and improving the value of their investment through the prudent utilization of corporate resources and by observing the highest standards of legal and ethical conduct in all our business dealings.
Our Employees

Our employees are the Company's most precious resource. As such, we are committed to treating one another fairly and to providing a challenging work environment. We respect each other's privacy and treat each other with dignity and respect regardless of age, race, color, gender, religion, or nationality. We are committed to providing safe and healthy working conditions and an atmosphere of open communication.

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By its nature, a Code of Ethics is a brief list of principles and values we believe are very important. Additional topics and more detail are included in the Corporate Compliance Manual in the following pages. If more clarification or guidance is needed, we urge employees to consult with their supervisors.